UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                                (Amendment No. )

                                POLISHED.COM INC.
                                (Name of Issuer)
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                   Common Stock, par value $0.0001 per share
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                         (Title of Class of Securities)

                                   28252C109
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                                 (CUSIP Number)

                                  February 7, 2024
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            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[ _ ] Rule 13d-1(b)

	[ X ] Rule 13d-1(c)

	[ _ ] Rule 13d-1(d)



CUSIP No. 28252C109                   13G

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     1.   NAMES OF REPORTING PERSONS

          Troy Dias
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     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (see instructions)
          (a) [ ]
          (b) [ ]
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     3.   SEC USE ONLY

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     6.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                    5.   SOLE VOTING POWER

                         250,020
                   -------------------------------------------------------------
                    6.   SHARED VOTING POWER
   NUMBER OF
     SHARES              0
  BENEFICIALLY     -------------------------------------------------------------
 OWNED BY EACH      7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH            250,020
                   -------------------------------------------------------------
                   8.   SHARED DISPOSITIVE POWER

                         0
                   -------------------------------------------------------------
     9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          250,020
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     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          (see instructions) [ ]

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     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.85%
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     12.  TYPE OF REPORTING PERSON (see instructions)

          IN
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Item 1(a). Name of Issuer.

Polished.com Inc., a Delaware corporation (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices.

The address of the principal executive offices of the Issuer is 1870 Bath Avenue, Brooklyn, NY 11214.

Item 2(a). Name of Person Filing.

Troy Dias.

Item 2(b). Address of principal business office or residence.

511 E 26th St, Houston, TX 77008.

Item 2(c). Citizenship.

United States of America.

Item 2(d). Title of Class of Securities.

Common stock, par value $0.0001 per share (the "Shares")

Item 2(e). CUSIP Number.

2825C109

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[ _ ]	Broker or dealer registered under Section 15
of the Act (15 U.S.C. 78o).

(b)	[ _ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[ _ ]	Insurance company as defined in section 3(a)(19)
of the Act (15 U.S.C. 78c).

(d)	[ _ ]	Investment company registered under section 8 of the
Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	[ _ ]	An investment adviser in accordance with
Section 240.13d-1(b)(1) (ii)(E);

(f)	[ _ ]	An employee benefit plan or endowment fund
in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g)	[ _ ]	A parent holding company or control person
in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h)	[ _ ]	A savings associations as defined in Section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ _ ]	A church plan that is excluded from the definition
of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[ _ ]	Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: 250,020

	(b)	Percent of class: 11.85%

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or to direct the vote  250,020,

		(ii)	Shared power to vote or to direct the vote  0,

		(iii)	Sole power to dispose or to direct the disposition of  250,020,

		(iv)	Shared power to dispose or to direct the disposition of 0

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

N/A.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent
Holding Company or Control Person.

N/A.

Item 8. Identification and Classification of Members of the Group.

N/A.

Item 9. Notice of Dissolution of Group.

N/A.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 9, 2024
                                        -----------------------------------
                                        Date


                                        /s/ Troy Dias
                                        -----------------------------------
                                        Signature


                                        Individual
                                        -----------------------------------
                                        Title